Exhibit 1.19

PRESS RELEASE

Stezzano, October 6th, 2023

Results of the option offer

and pre-emption of shares subject to withdrawal

Brembo S.p.A. ("Brembo" or the "Company") announces that, on 3 October 2023, the acceptance period for the option and pre-emption offer pursuant to Article 2437-quater, paragraph 2, of the Italian Civil Code (the "Offer"). The Offer was reserved for the shareholders who did not exercise, in whole or in part, the right of withdrawal following the approval of the cross-border transformation of the Company, with transfer of the registered office from Italy to the Netherlands (the "Cross-border Transformation"), approved by the Shareholder’s meeting of Brembo in extraordinary session held on 27 July 2023, for the purchase of a total of 4,436.622 Brembo shares, representing 1.32864% of the share capital of the Company (the "Withdrawal Shares").

Within the framework of the option right Offer, 49,319 Withdrawal Shares were purchased under option and pre-emption rights, at a unit price of Euro 13.096 (equal to the liquidation value determined pursuant to Article 2437-ter, paragraph 3, of the Italian Civil Code), representing 0.01477% of Brembo's share capital.

At the end of the Offer, the Withdrawal Shares not placed with the shareholders of the Company, are equal to a total 4,387,303 (the "Residual Withdrawal Shares"), representing 1.31387% of Brembo's share capital, for a total liquidation value of Euro 57,456,120.09.

The Board of Directors of the Company reserves the right to consider placing of the Residual Withdrawal Shares on the market to third parties, pursuant to Article 2437-quater, paragraph 4, of the Italian Civil Code, in compliance with the deadline for the liquidation of the Withdrawal Shares pursuant to Article 2437-quater, paragraph 5, of the Italian Civil Code (i.e. 180 days from the notice of withdrawal).

The next steps related the procedure for the liquidation of the Residual Shares will be communicated by the Company within the terms and in the manner provided by the applicable law.

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This press release is available on the Company's website at www.brembo.com, as well as on the authorised '1info-storage' mechanism at www.1info.it.

DISCLAIMER FOR U.S. INVESTORS

THIS TRANSACTION IS PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENTS RELATING TO THE TRANSACTION, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.
IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT. YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN IN THE CONTEXT OF THE TRANSACTION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

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For information:	Laura Panseri – Head of Investor Relations Brembo SpA
Tel. +39 035 6052145 @: laura_panseri@brembo.it

Roberto Cattaneo – Chief Communication Officer Brembo SpA
Tel. +39 035 6052347 @: roberto_cattaneo@brembo.it

Daniele Zibetti – Corporate Media Relations Brembo SpA
Tel. +39 035 6053138 @: daniele_zibetti@brembo.it